Exhibit 4(a)4

Any text removed pursuant to the Company's confidential treatment has been separately submitted with the U.S. Securities and Exchange Commission and is marked [***] herein.

Amendment 156
to the
Amended and Restated License Agreement
for the Use and Marketing of Programming Materials
dated May 31, 1996 (the "1996 Agreement")
between
International Business Machines Corporation
and
Dassault Systemes, S.A.

        This Amendment ("Amendment") is entered into by and between International Business Machines Corporation ("IBM"), incorporated under the laws of the State of New York and Dassault Systemes, S.A. ("OWNER"), a French société anonyme, each a "party" and collectively the "parties".

        Whereas, OWNER is the owner of 3D/2D Computer Aided Design/Computer Aided Manufacturing/Computer Aided Engineering/Product Integrated Management software programs marketed under various trademarks.

        Whereas, IBM is providing certain licenses and services to Ford for certain OWNER Licensed Programs in connection with the IBM-Ford CATIA and ENOVIA Global License Agreement ("GLA"), and the parties have previously amended this Agreement to address specific requirements from Ford associated with the GLA.

        Whereas, Ford wishes to extend the GLA and enhance the business relationship model with the parties.

        Whereas, Ford, IBM and OWNER have jointly worked to identify roles and responsibilities to meet Ford requirements.

        Whereas, the parties wish to amend the 1996 Agreement for the purposes of making the changes associated with the foregoing.

        Now therefore, the parties agree as follows:

        The following is added to Section C.17 Ford Motor Company Program.

        C.17.7 In response to Ford requirements, the parties agree to the following:

  C.17.7.1 IBM shall be responsible for the following:

  (a)
  on an annual basis, the equivalent of a total of one full-time headcount to manage (1) the GLA (e.g., billing coordination, resolution of payment issues, liaison to Ford GLA team), (2) manage the global Ford account from a sales perspective, and (3) work with Ford to identify and evaluate new IBM PLM software opportunities and provide commercially reasonable assistance to Ford in acquisition of such software;

  (b)
  product delivery;

  (c)
  Level 1 technical support; and,

  (d)
  software license key issuance

  C.17.7.2 OWNER shall be responsible for the FORD support outlined below or agreed upon between IBM and OWNER, or between FORD and OWNER, other than the IBM responsibilities identified in C.17.7.1. These support responsibilities include:

  (a)
  all presales and post-sale technical marketing and application engineer support;

  (b)
  Level 2 and Level 3 technical support;

  (c)
  identifying PLM solution requirements related to Ford technology and business process architecture; and,

  (d)
  PLM solution adoption at Ford.

  C.17.7.3 In consideration for the additional responsibilities required of OWNER in support of Ford, IBM shall pay OWNER a royalty of [***] of the revenue received from Ford (including Mazda) under the GLA, for sublicense of the Licensed Programs, including the Ford Licensed Program, for the period from June 30, 2006, through June 30, 2011, subject to the terms of C.17.7.4. This royalty is an incremental [***] above the [***] revenue share set forth in Section 2.A.1 of the Royalties Section.

  C.17.7.4 If (a) IBM is required to provide more support than what is identified in C.17.7.1 because of OWNER failure to provide the support outlined in C.17.7.2, or support otherwise agreed upon, or (b) Mazda acquires Licensed Programs from other than IBM, the parties agree to promptly negotiate an appropriate reduction in the incremental royalty due DS.

  IBM shall notify DS in writing (email or letter) when either (a) or (b) above occurs. In case an agreement on a new incremental royalty has not been reached within 60 days, beginning with the next royalty payment due OWNER for revenue received by IBM associated with the GLA, IBM shall pay DS only the contractual royalty of [***] of revenue until the new incremental royalty percentage is mutually agreed. At that time, IBM will determine the amount of incremental royalty due OWNER, if any, for the period from 60 days after the date of notification to the date of agreement on the new incremental royalty percentage. Payment shall be made to OWNER by adjustment to the subsequent months' royalty payment.

        Other than the changes indicated above, it is understood that all other terms of the 1996 Agreement including all Attachments and Exhibits thereto remain in full force and effect.

        If any provision of this Amendment or the 1996 Agreement (as amended) shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the original intentions of IBM and OWNER as nearly as possible in accordance with applicable law(s).

        The parties agree that any reproduction of this Amendment by reliable means (such as facsimile or photocopy) will be considered an original of this Amendment.

Agreed to: Dassault Systemes, S.A.		Agreed to: International Business Machines Corporation
By:	/s/ THIBAULT DE TERSANT Authorized Signature	By:	/s/ R.A. ARCO Authorized Signature
Name: Thibault de Tersant		Name: R. A. Arco
Title: Chief Financial Officer and Executive Vice President		Title: Director, PLM Product Mgmt. & WW Technical Support
Date: November 22, 2006		Date: November 12, 2006